Exhibit 10.3
Lear Corporation Annual Incentive Plan
ARTICLE 1
Statement of Purpose
Lear Corporation’s compensation policies are intended to support the Company’s overall objective of enhancing stockholder value. In furtherance of this philosophy, the Lear Corporation Annual Incentive Plan is designed to provide incentives for business performance, reward contributions towards goals consistent with the Company’s business strategy and enable the Company to attract and retain highly qualified Corporate Officers, key management, and other salaried employees. It is intended that awards under the Plan may constitute qualified performance-based compensation under Section 162(m).
ARTICLE 2
Definitions
The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:
2.1	“Bonus” means the incentive compensation payable in cash, as determined by the Committee under Section 4.4 of the Plan.

2.2	“Board” means the Lear Corporation Board of Directors.

2.3	“Code” means the Internal Revenue Code of 1986, as amended.

2.4	“Committee” means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for “outside directors” under Section 162(m) and the independence requirements of the New York Stock Exchange or any other applicable exchange on which Lear Corporation common equity is at the time listed, in each case as in effect from time to time.

2.5	“Company” means Lear Corporation and, except for purposes of Section 4.7 or where the context indicates otherwise, any of its Subsidiaries that adopt this Plan or that have employees who are participants under this Plan.

2.6	“Corporate Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act or who is employed in the Company’s E1 level of band 7 (or any comparable or higher classification).

2.7	“Disability” means permanent and total disability as defined in the Company’s Long Term Disability Plan or any successor plan (or if no such plan exists, as defined in Code Section 22(e)(3)).

2.8	“Effective Date” means November 9, 2009.

2.9	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10	“Participant” means a Corporate Officer, key management, or other salaried employee described in Article 3 of this Plan.

2.11	“Performance Period” means the period for which a Bonus may be made. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 of any year.

2.12	“Plan” means the Lear Corporation Annual Incentive Plan, as it may be amended from time to time.

2.13	“Retirement” means a Termination of Employment on or after (a) reaching the age established by the Company as the normal retirement age in any unexpired employment or severance agreement between the Participant and the Company, or, in the absence of such an agreement, the normal retirement age under the tax-qualified defined benefit retirement plan or, if none, the tax-qualified defined contribution retirement plan, sponsored by the Company in which the Participant participates, or (b) reaching age fifty-five with ten years of service with the Company.

2.14	“SEC” means the Securities and Exchange Commission.

2.15	“Section 162(m)” means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.

2.16	“Section 409A” means Code Section 409A and regulations promulgated thereunder by the Secretary of the Treasury.

2.17	“Subsidiary” means any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly owned by Lear Corporation.

2.18	“Termination of Employment” means (a) the termination of the Participant’s active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant’s employing Company ceases to be a Subsidiary.
ARTICLE 3
Participation
A Corporate Officer designated by the Committee or a key management or other salaried employee of the Company designated by the senior Human Resources executive or his or her designee, shall be a Participant in this Plan and shall continue to be a Participant until advised or determined otherwise.
ARTICLE 4
Incentive Bonuses
4.1	Objective Performance Goals. The Committee shall establish written, objective performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed). The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2. Objective performance goals may also include operational goals such as: productivity, safety, other strategic objectives and individual performance goals. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for Lear Corporation, for one or more of its Subsidiaries, divisions, businesses or organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

4.2	Financial Measures. The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 4.1: net earnings; operating earnings or income; earnings growth; net sales growth; net income (absolute or competitive growth rates comparative); net income applicable to common stock; cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; earnings per share of common stock; return on shareholders equity (absolute or peer-group comparative); stock price (absolute or peer-group comparative); absolute and/or relative return on common shareholders equity; absolute and/or relative return on capital; absolute and/or relative return on assets; economic value added (income in excess of cost of capital); customer satisfaction; quality metrics; expense reduction; and ratio of operating expenses to operating revenues. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items.

4.3	Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the objective performance goals established for that Performance Period have been met, with respect to the respective Corporate Officers. If the objective performance goals and any other material terms established by the Committee have been met by a Corporate Officer, the Committee shall so certify in writing with respect to such Corporate Officer before the applicable Bonus is paid pursuant to Section 4.5. For all Participants who are not Corporate Officers, the senior Human Resources executive or his or her designee shall determine whether objective performance goals established for the Performance Period have been met by the respective Participants (and shall be bound by any determinations made by the Committee with respect to performance goals that apply both to Corporate Officers and to other Participants) and document such determination in accordance with the Company’s policies and procedures, as may be established from time to time.

4.4	Bonus. If the Committee or the senior Human Resources executive, as applicable, has made the written certification under Section 4.3 for a Performance Period, each Participant to whom the certification applies shall be eligible for a Bonus for the Performance Period. The amount of the Bonus paid to each Corporate Officer shall be determined by the Committee and the amount of the Bonus paid to every other Participant shall be determined by the senior Human Resources executive or his or her designee. The Bonus for each such Participant shall not exceed 250% of the Participant’s annualized base salary in effect on the

December 1st (or such other date as may be established by the Committee) that occurs during the Performance Period. For any Performance Period, however, the Committee shall have sole and absolute discretion to (i) reduce the amount of, or eliminate entirely, the Bonus to one or more of the Participants based upon the Committee’s review of the objective performance goals for each Participant pursuant to Section 4.3 and the individual performance of such Participant, or (ii) increase the amount of any Bonus payable to a Participant whose compensation, at no time during the Performance Period, is subject to Code Section 162(m), based upon the Committee’s review of the objective performance goals for each Participant pursuant to Section 4.3 and the individual performance of such Participant. In no event shall a Bonus be paid to any Participant under the Plan which exceeds $4,000,000 for any Performance Period.

4.5	Payment or Deferral of the Bonus.
     (a) Subject to Section 4.5(b), the Company shall pay the Bonus to the Participant after the Committee’s or the senior Human Resources executive’s determination under Section 4.4 but within the two and one-half month period following the end of the Performance Period. The Company shall have the right to deduct from any Bonus, any applicable income and employment taxes, and any other amounts that the Company is otherwise required or permitted to deduct.
     (b) Subject to Section 7.11 (regarding Section 409A) and subject to the Committee’s approval and applicable law, Participants may request that payments of a Bonus be deferred under a deferred compensation arrangement maintained by the Company by making a deferral election prior to or, as permitted, during the Performance Period pursuant to such rules and procedures as the Committee may establish from time to time with respect to such arrangement.
4.6	Eligibility for Payments.
     (a) Except as otherwise provided in this Section 4.6, a Participant shall be eligible to receive a Bonus for a Performance Period only if such Participant is employed by the Company continuously from the beginning of the Performance Period through the last day of the Performance Period.
     (b) Under Section 4.6(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies (including without limitation, Company policies regarding treatment of vacation and short term leave and disability) is not a break in continuous employment. In the case of a leave of absence of three months or longer, the senior Human Resources executive (or in the case of a Corporate Officer, the Committee) shall determine whether the leave of absence constitutes a break in continuous employment.
     (c) The senior Human Resources executive (or in the case of a Corporate Officer, the Committee) may determine, in its sole discretion, that (1) a Bonus will be payable pro-rata for a Participant who either becomes eligible to participate during the Performance Period or terminates his employment with the Company during the Performance Period due to his death, Retirement or Disability, and (2) a Bonus will be adjusted to reflect a Participant’s increase or decrease in annualized salary during the Performance Period in both cases, with respect to a Participant whose compensation is subject to Code Section 162(m), only to the extent permissible under Code
Section 162(m).

4.7	Change in Control. Upon the effective date of any Change in Control of the Company, all potential Bonuses payable hereunder attributable to a Performance Period in which the Change in Control occurs will vest and be paid on a pro-rata basis based on the target level of such potential Bonus. Such payment will be made as soon as practicable (and no more than 2 1/2 months) following the Change in Control, without regard to whether such payments would be deductible under Code Section 162(m). A “Change in Control” will have the same meaning given to such term in the Company’s 2009 Long-Term Stock Incentive Plan, as amended.
ARTICLE 5
Administration
5.1	General Administration. This Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. Subject to the terms and conditions of this Plan and Section 162(m), the Committee is authorized and empowered in its sole discretion to select or approve Participants and to award potential Bonuses in such amounts and upon such terms and conditions as it shall determine.

Except to the extent provided in the following sentence, the Committee may delegate to the senior Human Resources executive (or his or her designee) any of the Committee’s duties and authority under the Plan with respect to Bonuses that may be payable to Participants who are not Corporate Officers, including but not limited to such duties and authority as are set forth in Articles 3 and 4. With respect to Bonuses that may be payable to Participants who are Corporate Officers during the Performance Period, the Committee may delegate any of the Committee’s duties and authority to the extent the Committee determines that such delegation would not cause a Bonus intended to be performance-based compensation under Section 162(m) to fail to qualify as such.

5.2	Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3	Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.

5.4	Committee Members Not Liable. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the objective performance goals for a Performance Period have been met. Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus made hereunder.

5.5	Decisions Binding. All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding on Lear Corporation and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under this Plan.

5.6	Application of Section 162(m). Bonuses payable under this Plan are intended to satisfy the applicable requirements for the performance-based compensation exception for any Participant’s whose compensation is subject to Section 162(m). It is intended that the Plan be administered, interpreted and construed so that Bonus payments remain tax deductible to the Company.
ARTICLE 6
Amendments; Termination
This Plan may be amended or terminated by the Board or the Committee. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the stockholders of Lear Corporation if such approval is necessary: (i) to continue to qualify Bonuses as performance-based compensation under Section 162(m); or (ii) to comply with Department of the Treasury or SEC regulations, the rules of the New York Stock Exchange or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to potential Bonuses with respect to a Performance Period that began before the effective date of such amendment.
ARTICLE 7
Other Provisions
7.1	Duration of the Plan. This Plan is effective as of the Effective Date. This Plan shall remain in effect until all Bonuses made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Bonuses made under this Plan have expired. No Bonuses may be paid under this Plan for any Performance Period that would end after the first meeting of Company shareholders that occurs in the fifth year following the calendar year which includes the Effective Date, unless the Board (subject to any shareholder approval that may then be required to continue to qualify this Plan as a performance-based plan under Section 162(m)) extends this Plan.

7.2	Bonuses Not Assignable. No Bonus or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.3	Participant’s Rights. The right of any Participant to receive any payments under a Bonus granted to such Participant and approved by the Committee pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Bonus for a Performance Period because of a Participant’s participation in this Plan for any prior Performance Period, or because the Committee or the senior Human Resources executive has made a written certification under Section 4.3 for the Performance Period. The application of the Plan to one Participant shall not create, nor be construed in any manner as having created, any right by another Participant to similar or uniform treatment under the Plan. Solely with respect to a Participant who is party to an unexpired employment or severance agreement with the Company, the provisions of this Plan are in all respects subject to the terms and conditions of such agreement as if they were set forth fully herein.

7.4	Termination of Employment. The Company retains the right to terminate the employment of any Participant or other employee at any time for any reason or no reason, and a Bonus is not, and shall not be construed in any manner to be, a waiver of such right.

7.5	Exclusion from Benefits. Bonuses under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

7.6	Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of Lear Corporation’s business or assets, shall assume Lear Corporation’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Lear Corporation would be required to perform if no such succession had taken place.

7.7	Law Governing Construction. The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the State of Michigan without giving effect to principles of conflicts of law, except to the extent that such law is preempted by Federal law.

7.8	Headings Not a Part Hereto. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.

7.9	Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.

7.10	Offsets. To the extent permitted by law, the Company shall have the right to offset from any Bonus payable hereunder any amount that the Participant owes to the Company or any Subsidiary without the consent of the Participant (or his beneficiary, in the event of the Participant’s death).

7.11	Section 409A. This Plan is intended to comply with Section 409A and the interpretative guidance thereunder, including the exemption for short-term deferrals, and shall be administered accordingly. The Plan shall be construed and interpreted with such intent. The Company makes no representations that the Plan, the administration of the Plan, or the amounts hereunder comply with, or are exempt from, Section 409A. If an operational failure occurs with respect to Section 409A, any affected Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Secretary of the Treasury.
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